Exhibit 10.16
November 15, 2024

Via email ([***])

Trac Pham
[***]
[***]

Re: Separation and Release of Claims Agreement

Dear Trac:

This letter sets forth the terms of the transition and separation agreement (the “Agreement”) that Sprinklr, Inc. (“Sprinklr” or the “Company”) is offering to aid in your separation of employment, pursuant to the Employment Agreement between you and the Company, dated June 3, 2024 (the “Employment Agreement”).

1.Separation of Employment. Your employment with Sprinklr will terminate on November 15, 2024 (the “Separation Date”). You may not sign this Agreement until the day after the Separation Date.

1.Transition Period.

1.1.Duties. From November 5, 2024 until the Separation Date (the “Transition Period”), your title will be “Advisor” and you will transition your duties and responsibilities to ensure a smooth handover, and provide services to Sprinklr in any area of your expertise as requested by the President & Chief Executive Officer of the Company (the “CEO”) to whom you will report. You agree to perform your Transition Period services in good faith and to the best of your abilities. During the Transition Period, you must continue to comply with all of Sprinklr’s policies and procedures and with all of your statutory and contractual obligations to Sprinklr, including, without limitation, the confidentiality obligations under your Employment Agreement, which you acknowledge and agree are contractual commitments that remain binding upon you, both during and after the Transition Period.
1.2.Compensation & Benefits. During the Transition Period, you will continue to be paid at your current base salary rate (which will be paid according to Sprinklr regular payroll practices) and will remain eligible to participate in Sprinklr benefit plans pursuant to the terms of those plans. Except as expressly set forth in this paragraph, you will not be able to participate in any additional bonus, commissions, or incentive program.
1.3.Other Work Activities. Throughout the Transition Period, you shall be legally employed by Sprinklr until and including the Separation Date. You may engage in employment, consulting, or other work relationships in addition to your work for Sprinklr, provided such activity does not materially impede your ability to fulfill your obligations as set forth herein.

Exhibit 10.16
1.4.Acknowledgement regarding Notice Period. You represent, acknowledge, and agree that the Transition Period terms and other provisions of this Agreement satisfy and exceed any termination and/or notice obligations of Sprinklr to provide you with advance notice of your employment termination, whether under your Employment Agreement or otherwise.

1.Final Pay. On the Separation Date, Sprinklr will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement. You acknowledge and agree that consistent with Sprinklr’s non-accrual of paid time off, as of the Separation Date you will not have any accrued but unused vacation, holiday, or paid time off for which you are entitled to payment.

1.Severance Benefits. If you (i) timely return this fully signed Agreement to Sprinklr and allow it to become effective; and (ii) comply fully with your obligations hereunder (including without limitation satisfactorily transitioning your duties during the Transition Period), then Sprinklr will provide you the following as your sole severance benefits, subject to applicable taxes and withholdings (the “Severance Benefits”):

1.1.Base Salary Severance. Sprinklr will pay you an amount equal to 100% of your annual base salary rate in effect as of the Separation Date (in the gross amount of USD $500,000, payable in twelve (12) substantially equal monthly payments in the Company’s usual payroll cycle, beginning on the first regularly scheduled payroll period following the Effective Date (the time period during which Base Salary Severance is paid, the “Severance Period”).
1.2.Target Bonus Severance. In keeping with the Company’s discretionary annual corporate bonus plan, Sprinklr will pay you for Fiscal Year 2025 an amount equal to your target bonus, prorated based upon the number of days you were employed by Sprinklr during such year divided by 365, payable on the first regularly scheduled payroll period following the Effective Date (in the gross amount of USD $ 224,657.53).
1.3.Health Insurance. Your active participation in Sprinklr’s group health insurance plan(s), if any, will end on November 30, 2024. Coverage under any other group benefit plans or programs in which you participated, if any, will also end on November 30, 2024. Regardless of whether you enter into this Agreement, you may have the right to continue the medical and/or dental insurance coverage that you had in effect as of the Separation Date (generally for up to 18 months) under COBRA or state law equivalent. To continue health insurance coverage under COBRA or a state law equivalent, you must pay the full premium cost plus the administrative fee. You will receive benefits continuation notices and information about your 401(k) account (if any), in separate letters. If you had group life insurance, you also will receive information about the option to convert this coverage to an individual policy.
Provided that you timely elect COBRA coverage, and accept this Agreement and it becomes effective by its terms, the Company will make a payment equivalent to the employer and the employee portion of your healthcare continuation payment for you and your qualified dependents for any benefits elected at the time of your separation under COBRA for eighteen (18) months (the “COBRA Subsidy Period”). You will be responsible for paying the entire

Exhibit 10.16
healthcare continuation payment for the duration of your enrollment in COBRA following the COBRA Subsidy Period. You understand and acknowledge that if you elect COBRA coverage, coverage through the Health Insurance Marketplace (also known as healthcare exchanges) (the “Marketplace”) generally will not be available until the next annual open enrollment period offered by the Marketplace. Accordingly, you understand and acknowledge that the opportunity to obtain possibly less expensive coverage through the Marketplace may not be available until the following January.
1.1.Stipend. On the first regularly scheduled payroll period following the Effective Date, the Company will pay you an additional lump sum stipend, grossed up for applicable taxes such that the after-tax stipend represents an amount equivalent to six (6) months of the total cost of COBRA coverage in effect as of the first month of the COBRA Subsidy Period (the “Additional Stipend”). The Additional Stipend will be subject to applicable taxes and withholding, and may be used for any purpose you wish.
1.2.Tax Treatment. You will be responsible for all taxes with respect to the Severance Benefits and any other aspect of this Agreement, and you agree to indemnify, hold harmless and defend Sprinklr from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including any governmental taxing authority, arising out of or in connection with this Agreement.

1.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn and will not receive any additional compensation, severance, or benefits from Sprinklr, on or after the Separation Date. You further acknowledge and agree that: the benefits provided by and as set forth in this Agreement satisfy in full and exceed any and all obligations of Sprinklr to provide you with any benefits, compensation, or severance in connection with your employment termination, whether pursuant to the Severance and Change in Control Plan adopted by the Company, your Employment Agreement, any other offer letter agreement or employment agreement between you and Sprinklr, or otherwise; to the extent this Agreement differs from any severance or other separation benefits you may be eligible to receive under any agreement, plan or policy, this Agreement nevertheless supersedes Sprinklr’s obligation to provide you any such benefits; and upon your execution of this Agreement, any and all of Sprinklr’s obligations to provide you any severance or other separation benefits, and your eligibility to participate in any severance plan or other agreement or policy providing for potential severance benefits, shall be waived and extinguished. For the avoidance of doubt, your participation in any equity plans will be governed by the terms of those plans.

1.No Consideration Absent Execution of this Agreement/Time for Execution. You understand and agree that you would not receive the Severance Benefits specified herein without your execution of this Agreement and fulfillment of the promises contained herein. You have 21 days to consider this Agreement. If not executed and returned to Sprinklr within 21 days, after the Separation Date and on or before November 20, 2024, this Agreement will no longer be valid. This Agreement shall not become effective until the eighth (8th) day after you sign, and do not revoke, this Agreement (“Effective Date”). No payments due to you as Severance Benefits under this Agreement shall be made or begin before the Effective Date.

Exhibit 10.16

1.General Release, Claims Not Released, and Related Provisions.

1.1.General Release of All Claims. You knowingly and voluntarily release and forever discharge Sprinklr, Inc. and its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which you have or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following: Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below); the Immigration Reform and Control Act; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Worker Adjustment and Retraining Notification Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Family and Medical Leave Act; the Equal Pay Act; the Genetic Information Nondiscrimination Act of 2008; the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

1.1.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it.

Exhibit 10.16
1.1.Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

1.1.Claims Not Released. You are not waiving any rights you may have to: (a) your own vested accrued employee benefits under Sprinklr’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; (e) challenge the validity of this Agreement; (f) indemnification or insurance coverage to which you may be entitled under the terms of any indemnification agreement you executed with the Company or insurance coverage provided to you as a director and officer of the Company.

1.1.Protected Activity. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

1.1.Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Sprinklr or any other Releasee identified in this Agreement is a party.

Exhibit 10.16

1.1.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Activity”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

1.Acknowledgments and Affirmations. In signing this Agreement, you make the following affirmations:

You have resigned from any position which you held (or hold) as an officer of the Company, as a Director on its Board of Directors or any other position in which you served (or serve) in relation to the Company or its affiliates in keeping with the Company’s instructions on the same;

You have not filed, caused to be filed, or presently is a party to any claim against Sprinklr;
You have been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date you sign this Agreement;
You have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;
You have no known workplace injuries or occupational diseases;
You have not divulged any proprietary or confidential information of Sprinklr and will continue to maintain the confidentiality of such information consistent with Sprinklr’s policies and your agreement(s) with Sprinklr and/or common law;

You have not been retaliated against for reporting any allegations of wrongdoing by Sprinklr or its officers, including any allegations of corporate fraud; and

You affirm that all Sprinklr’s decisions regarding your pay and benefits through your Separation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.

1.Cooperation. During the Severance Period, you agree to reasonably cooperate with Sprinklr in all matters relating to the transition of your work and responsibilities on behalf of Sprinklr, including, but not limited to, any present, prior or subsequent relationships or projects and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. Such transition assistance described in the previous sentence shall not be subject to additional compensation, and Sprinklr will make reasonable efforts to accommodate your scheduling needs. During and following the Severance Period, you agree to provide reasonable cooperation to Sprinklr in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by Sprinklr. Such cooperation includes, without limitation, making yourself available to Sprinklr upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. Sprinklr will reimburse you for reasonable out-of-pocket expenses you incur

Exhibit 10.16
in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs and, following the Severance Period for more than de minimis service, you and Sprinklr will agree on a mutually agreeable per diem rate.
2.Nondisparagement. You agree not to disparage Sprinklr, including any of its respective officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to the Company or its business, business reputation or personal reputation. Sprinklr agrees to instruct the Company’s current Executive Leadership Team not to disparage you in any manner likely to be harmful to you or your business or personal reputation. Notwithstanding the foregoing in this paragraph, either you or Sprinklr (including each of Sprinklr’s current Executive Leadership Team individually) may respond accurately and fully to any question, inquiry, or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of any applicable law or regulation or as set forth in the Section of this Agreement entitled “Protected Activity.”

1.Limited Disclosure and Return of Property. You agree not to disclose any information regarding the underlying facts leading up to execution of this Agreement, except to your spouse, tax advisor, an attorney with whom you choose to consult regarding your consideration of this Agreement, and/or to any federal, state, or local government agency. You affirm that you have returned all Sprinklr’s property, documents, and/or any confidential information in your possession or control. You also affirm that you are in possession of all your property that you had at Sprinklr’s premises and that Sprinklr is not in possession of any of your property.

1.Expense Reimbursements. You agree that, within 15 days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

1.Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of California without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

1.Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

1.Amendment. This Agreement may not be modified, altered, or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

Exhibit 10.16
1.Confirmation of Prior Agreement. You acknowledge, reaffirm, and agree to comply with your obligations under the Non-Disclosure and Invention Assignment Agreement that you previously executed for the benefit of the Company, which agreement also remains in full force and effect, along with any provisions of the Employment Agreement that are intended to survive termination of your employment. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those set forth in this Agreement.
YOU ARE ADVISED THAT YOU HAVE UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. YOU ARE ALSO ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO YOUR SIGNING OF THIS AGREEMENT.
YOU MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DATE YOU SIGN THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED IN WRITING TO DIANE ADAMS AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT.” THE REVOCATION MUST BE SENT VIA EMAIL TO [***] OR REGISTERED MAIL ATTN: DIANE ADAMS, SPRINKLR, INC. 441 9TH AVENUE 12TH FL. NEW YORK, NY 10001 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER YOU SIGN THIS AGREEMENT.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date set forth below:

Sprinklr, Inc.

By: /s/ Diane Adams /s/ Trac Pham
Name: Diane Adams Name: Trac Pham
Title: Chief Culture and Talent Officer Date: November 16, 2024
Date: November 15, 2024